EXHIBIT 4.3

JOINT ACTION AGREEMENT

of

AVIANCA HOLDINGS S.A.

dated as of September 11, 2013

		Page
Section 7.11	Specific Performance	25
Section 7.12	Expenses	25
Section 7.13	Amendments and Waivers; Assignment	25
Section 7.14	No Third Party Beneficiaries	26
Section 7.15	Headings	26
Section 7.16	Construction	26
Section 7.17	Stockholders	26
Section 7.18	Effectiveness	26

JOINT ACTION AGREEMENT

This JOINT ACTION AGREEMENT (the “Agreement”), dated as of September 11, 2013, is entered into by and among (i) AVIANCA HOLDINGS S.A. (formerly AviancaTaca Holding S.A.), a corporation organized under the laws of the Republic of Panamá (the “Company”), (ii) KINGSLAND HOLDINGS LIMITED, a company organized under the laws of the Commonwealth of the Bahamas (“Kingsland”), (iii) SYNERGY AEROSPACE CORP., a corporation organized under the laws of the Republic of Panamá (“Synergy”), and (iv) such other Persons (as defined in Section 1.01 hereof) as may, from time to time, become parties to this Agreement in accordance with the provisions hereof (each of Kingsland, Synergy and such other Persons who may hereafter become a party to this Agreement are sometimes referred to herein individually as a “Stockholder” and, collectively, as the “Stockholders”).

WITNESSETH:

WHEREAS, the Kingsland Group, the Synergy Group, Alfredo Daniel Ratti Vásquez and Joaquin Alberto Palomo are the holders of all of the Company’s outstanding common shares par value US$0.125 per share (the “Common Stock”) as set forth in Schedule I hereto, and are parties to that certain Amended and Restated Stockholders’ Agreement dated as of March 16, 2011 (the “Current Stockholders’ Agreement”);

WHEREAS, in accordance with its terms, the Current Stockholders Agreement will terminate immediately following the consummation of a Qualified Offering (as defined in the Current Stockholders’ Agreement) provided that the parties thereto first enter into an agreement that, among other things, provides the Company, the Synergy Group and the Kingsland Group with certain of the rights and obligations set forth in the Current Stockholders’ Agreement (the “Surviving Provisions”);

WHEREAS, the Company has filed with the United States Securities and Exchange Commission a Registration Statement on Form F-1 with respect to the Proposed US IPO (as hereinafter defined) which, if consummated, would constitute a Qualified Offering, and, accordingly, (i) the Stockholders desire to enter into this Agreement to evidence their agreement with respect to the Surviving Provisions and such other matters as are set forth herein, and (ii) the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ADSs” means the American Depository Shares of the Company, each representing shares of Preferred Stock and trading on the NYSE.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” or “Beneficially Own” (including, with correlative meaning, the term “Beneficial Ownership”) has the meaning given such terms in Rule 13d-3 under the Exchange Act.

“Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in the City of New York, United States, Nassau, the Bahamas, Panamá City, Panamá, Bogotá, Colombia or in San Salvador, El Salvador or a day on which commercial banks in the City of New York, United States, Nassau, the Bahamas, Panamá City, Panamá, Bogotá, Colombia or San Salvador, El Salvador are authorized or required by Law to close.

“Business Plan and Budget” means the business plan and budget for the Company in effect on the date hereof, and each subsequent business plan and budget reviewed and adopted by the Board in accordance with the procedures set forth in Section 5.01.

“Capital Stock” means, on any given date, the issued and outstanding shares of Common Stock and Preferred Stock as of such date.

“Charter Documents” of a Person means the estatutos, bylaws, pacto social, charter, memorandum, certificate of incorporation, articles of association or other similar document of such Person.

“Competing Business” means an airline based in, or whose business includes the transportation of passengers and/or cargo to, from or within, any one or more of Mexico, Central America, South America and/or the Caribbean; provided that helicopter or private air taxi services and other non-scheduled passenger charter services using aircraft having less than 25 seats shall not be considered a “Competing Business.”

“Contract” means any agreement, contract, arrangement or understanding, whether formal or informal, written or oral, that is legally binding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Director” means a Person who is a member of the Board.

“Dispute” means any controversy, claim or dispute.

“Dividend Policy” means the Company’s dividend policy, as adopted by the Board on March 16, 2011, that provides for the annual payment of dividends to the holders of the Company’s outstanding Capital Stock in an aggregate amount equal to a minimum of 15% of the

Company’s consolidated net income for each year, subject to (i) restrictions on the payment of such dividends under applicable Law, (ii) mandatory reserve requirements or similar restrictions, including on a Subsidiary’s ability to pay dividends to the Company or any other Subsidiary and (iii) any restrictions set forth in any Contract binding on the Company or any of its Subsidiaries from time to time.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” means, in the case of a natural person, the spouse of such person or a parent, sibling, or descendent of such person (or a spouse thereof) or a partnership, trust or other entity established for the benefit of any of the foregoing.

“IFRS” International Financial Reporting Standards as adopted by the International Accounting Standards Board from time to time.

“Kingsland Change of Control” means any transaction or series of related transactions involving (A) the Sale of all or substantially all of the airline related assets of Kingsland and its Affiliates, or (B) a Sale of equity securities (by merger or otherwise) of Kingsland or any other Person, or other transaction, following which one or more of Gloria Kriete’s children and/or one or more of the Family Members and/or Affiliates thereof do not, immediately after such Sale or other transaction, Beneficially Own equity securities representing a majority of the voting power of Kingsland (or the surviving entity of any merger involving Kingsland) and the ability to elect a majority of the directors of Kingsland (or the surviving entity of any such merger).

“Kingsland Directors” means all of the Directors Kingsland is entitled to appoint pursuant to Section 3.03, other than any Independent Directors.

“Kingsland Group” means Kingsland and its Permitted Transferees. For the avoidance of doubt, for purposes of this Agreement, Alfredo Daniel Ratti Vásquez and Joaquin Alberto Palomo are not members of the Kingsland Group.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or its Subsidiaries.

“Majority Vote” means a majority of the Directors present (by telephone, proxy or otherwise) at a meeting of the Board at which there is a quorum.

“Material Subsidiaries” means, collectively: (i) the following Subsidiaries of the Company: Taca International Airlines, S.A.; Lineas Aereas Costarricenses, S.A.; Aviateca, S.A.; Trans American Airlines, S.A.; Isleña de Inversiones, S.A. de C.V.; Aerotaxis La Costeña, S.A.; Servicios Aereos Nacionales, S.A.; Aerovías del Continente Americano S.A. Avianca; Aerolineas Galapagos S.A. Aerogal and

Tampa Cargo S.A.S.; and (ii) any future operating Subsidiaries of the Company which from time to time are “significant subsidiaries” as defined by Rule 405 under the United States Securities Act of 1933, as amended.

“Non-Permitted Holder” means (i) a Person whose Beneficial Ownership of securities of the Company would violate applicable Law or would cause the Company or any of its Subsidiaries to no longer comply with local ownership restrictions or aviation bilateral treaties that govern the Company’s or its Subsidiaries’ operations or (ii) a Person that is engaged directly or indirectly in a Competing Business or is an Affiliate of such a Person.

“NYSE” means the (i) the New York Stock Exchange or (ii) if the ADSs are no longer quoted on the New York Stock Exchange, the principal U.S. stock exchange or securities market on which the ADSs are then listed or quoted.

“Permitted Transferee” means, with respect to a specified Person, (i) any Affiliate of such Person, (ii) in the case of a Person which is a natural person, a Family Member of such Person, and (iii) a transferee of Common Stock who receives such Common Stock by will or the laws of descent and distribution; provided that in each case no transferee of a Person shall be a Non-Permitted Holder.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Preferred Stock” means the Company’s preferred shares, par value US$0.125 per share.

“Proposed US IPO” means the initial underwritten public offering of ADSs evidencing shares of Preferred Stock (excluding ADSs subject to the Underwriters’ overallotment option), (i) which offering will consist of ADSs representing not less than (A) 70,000,000 shares of Preferred Stock (excluding ADSs subject to the underwriters’ overallotment option) offered by the Company, (B) approximately 105,000,000 shares of Preferred Stock offered by Kingsland (not including any ADSs sold by other members of the Kingsland Group), and (C) approximately 7,000,000 shares of Preferred Stock offered by the Synergy Group, or, if the Company, Kingsland and Synergy mutually agree on different numbers of ADSs to be offered and sold to the public, as evidenced by the consummation of such underwritten public offering, such other number of ADSs as are actually offered and sold by the Company, the Kingsland Group and the Synergy Group in such public offering, and (ii) which ADSs will be listed for trading on the New York Stock Exchange following such offering.

“Sale” means, in respect of any securities, property or other asset, any direct or indirect sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of any legal or beneficial interest therein (including, without limitation, through the sale or other transfer of securities of any Person that is a Beneficial Owner of or Controls any Person that is a Beneficial Owner of such securities), or any short position in a security, or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or involuntarily or by operation of law or any agreement or commitment to do any of the foregoing.

“Senior Management of the Company” means the Company’s Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer.

“Special Approval Matter” means a matter for which each of Kingsland and Synergy has approval rights pursuant to Section 3.07(a).

“Stockholder Group” means the Kingsland Group or the Synergy Group, as the context may require.

“Subsidiary” or “Subsidiaries” of any Person means corporation, partnership, limited liability company, joint venture, association or other legal entity of which such Person (either alone or together with any other subsidiary, or by means of a contractual arrangement with a Third Party), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Synergy Change in Control” means any transaction or series of related transactions involving (A) the Sale of all or substantially all of the airline related assets of Synergy and its Affiliates, or (B) a Sale of equity securities (by merger or otherwise) of Synergy or any other Person, or other transaction, following which German Efromovich and/or Jose Efromovich and/or any one or more of the Family Members and/or Affiliates thereof do not, immediately after such Sale or other transaction, Beneficially Own equity securities representing a majority of the voting power of Synergy (or the surviving entity of any merger involving Synergy) and the ability to elect a majority of the directors of Synergy (or the surviving entity of any such merger).

“Synergy Directors” means all of the Directors Synergy is entitled to appoint pursuant to Section 3.03, other than any Independent Directors.

“Synergy Group” means Synergy and its Permitted Transferees.

“Third Party” means, with respect to any Stockholder, any other Person (other than a Permitted Transferee or an Affiliate, officer, director or employee of such Stockholder).

Section 1.02 Other Defined Terms. The following capitalized terms, when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:

Defined Term	Section Reference
Accession Agreement	Section 6.01(a)
Approval Request	Section 3.07
Board	Recitals
Board Observer	Section 3.03
Buyout Closing Date	Section 3.08(c)
Buyout Closing Notice	Section 3.08(c)

Defined Term	Section Reference
Buyout Determination Date	Section 3.08(a)
Buyout Notice Date	Section 3.08(a)
Buyout Purchase Price	Section 3.08(c)
Buyout Share Purchase Closing	Section 3.08(c)
Buyout Share Purchase End Date	Section 3.08(c)
Buyout Shares	Section 3.08(c)
Buyout Shares Value	Section 3.08(c)
CEO	Section 3.09
CFO	Section 3.09
Common Stock	Recitals
Company	First Paragraph
Current Stockholders’ Agreement	Recitals
Delivery Date	Section 3.07(c)
Disapproval Notice	Section 3.07(c)
Dispute Notice	Section 7.10(b)
Fair Value of the Company	Section 4.04(b)
Independent Director	Section 3.03(a)(i)
Incumbent CEO	Section 3.09
Kingsland	First Paragraph
Kingsland Election Date	Section 4.04(a)
Market Value of the Company	Section 3.08(b)
Nomination Notice	Section 3.03(a)(i)
Stockholder	First Paragraph
Successor Designation	Section 3.09
Synergy	First Paragraph
Synergy Buyout Notice	Section 3.08(a)
Tag Along Price	Section 4.04(b)

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Stockholder severally, but not jointly, represents and warrants to the Company and each other Stockholder as follows:

Section 2.01 Organization and Authority. To the extent such Stockholder is not a natural person, it is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against it in accordance with its terms.

Section 2.02 No Conflict. The execution, delivery and performance of this Agreement by such Stockholder does not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents, to the extent it has such, (b) conflict with or violate any law, governmental regulation or governmental order applicable to such party or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such party is bound.

ARTICLE III

GOVERNANCE

Section 3.01 General. From and after the date hereof, each Stockholder shall take all actions necessary to give effect to the provisions of this Agreement and to ensure that the Charter Documents of the Company and any of its Material Subsidiaries give effect to the provisions of this Agreement and do not conflict with the provisions of this Agreement including, without limitation, voting to approve amendments to the Charter Documents of the Company and any of its Material Subsidiaries and to remove any Directors of the Company or directors of any of its Material Subsidiaries or any officer of the Company or of its Material Subsidiaries who take actions in violation of this Agreement. In addition, each Stockholder shall vote or cause to be voted all Capital Stock Beneficially Owned by such Stockholder at any stockholders meeting or in any written consent executed in lieu of such a meeting with respect to the Common Stock or the Preferred Stock, as the case may be, upon any matter submitted for action by the Company’s stockholders, in conformity with the specific terms and provisions of this Agreement and the Charter Documents of the Company or of its Material Subsidiaries. To the extent permitted by applicable Law, in the event that there is any conflict between the Charter Documents of the Company or of any of its Material Subsidiaries and this Agreement, the latter shall prevail and the Stockholders and the Company shall to the extent necessary, cause the Charter Documents of the Company or of its Material Subsidiaries to be changed, amended or modified to eliminate any such inconsistency.

Section 3.02 Agreement to Vote. Each Stockholder agrees to vote all of its Capital Stock, and the Company agrees to take all necessary measures, in order to carry out the agreements set forth in this Article III.

Section 3.03 Size and Composition of Board.

(a) Except as set forth in Section 3.03(c), the composition of the Board shall be determined as follows:

(i) A majority of the Directors serving on the Board at any time shall consist of individuals who qualify as “independent” under the rules and regulations of the New York Stock Exchange (each, an “Independent Director”), of whom each Stockholder Group shall be entitled to nominate a number of such

Independent Directors, proportional to its ownership of the Common Stock in relation to the other Stockholder Group equal to the product (rounded up or down to the nearest whole number) of: (A) the total number of Independent Directors and (B) a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by such Stockholder Group and the denominator of which is the total number of shares of Common Stock then owned by the Synergy Group and the Kingsland Group. Each Independent Director nominee of a Stockholder Group shall be subject to the approval of the other Stockholder Group, which approval shall not be unreasonably withheld, delayed or conditioned; provided that at the time the Synergy Group owns more than four (4) times the amount of Common Stock as the Kingsland Group owns and the Kingsland Group owns less than 16.5% of the Common Stock, the Kingsland Group shall have the right to approve a number of the Synergy Group’s nominees for Independent Director, proportional to its ownership of the Common Stock equal to the product (rounded up or down to the nearest whole number) of: a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by the Kingsland Group and the denominator of which is the total number of shares of Common Stock then outstanding. Each Stockholder Group having an approval right with respect to a prospective Independent Director nominated by the other Stockholder Group shall be permitted to request an opportunity to interview such nominee within ten (10) Business Days after it receives a written notice from the nominating Stockholder Group (“Nomination Notice”) that includes the nominee’s resume and other relevant information concerning the nominee; and if requested, such interview shall take place at a date and time mutually convenient for the nominee and representatives of the Stockholder Group requesting such meeting as soon as reasonably practicable following such request. A Stockholder Group shall be deemed to have approved a nominee of the other Stockholder Group on the fourth (4th) Business Day following the meeting between the nominee and representatives of the Stockholder Group requesting the meeting, if one is requested, or on the eleventh (11th) Business Day following the receipt of a Nomination Notice if no meeting is requested, unless prior to such date the Stockholder Group communicates in writing its decision to disapprove of the nominee to the Company and the nominating Stockholder Group. If a Stockholder Group disapproves a nominee of the other Stockholder Group it shall provide in reasonable detail an explanation of the reasons therefor.

(ii) Of the total number of Directors who are not Independent Directors, each Stockholder Group shall be entitled at its sole option to appoint a number of such Directors proportional to its ownership of the Common Stock in relation to the other Stockholder Group, equal to the product (rounded up or down to the nearest whole number) of: (A) the total number of Directors who are not Independent Directors and (B) a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by such Stockholder Group and the denominator of which is the total number of shares of Common Stock then owned by the Synergy Group and the Kingsland Group.

(iii) The Board shall have a non-executive chairman to be elected by Majority Vote.

(iv) After such time as the Kingsland Group would no longer have the right to appoint any Kingsland Director pursuant to Section 3.03(a)(ii), the Kingsland Group shall nevertheless retain the right to appoint Roberto Kriete (but no other Person) to serve as a Director, until such time as the Kingsland Group owns less than 1% of the outstanding Common Stock.

(b) So long as the Kingsland Group owns at least five percent (5%) of the outstanding Common Stock, Roberto Kriete is no longer serving as a Director and the Kingsland Group is no longer entitled to nominate any individual for appointment as a Kingsland Director as a consequence of its reduction in ownership of Common Stock, it nevertheless shall continue to be entitled to designate one individual and one alternate individual to act in his/her absence chosen by the Kingsland Group in its sole discretion, to attend all meetings of the Board as an observer (each, a “Board Observer”) as well as any and all committees thereof. Each Board Observer shall be entitled to receive all notices and written materials provided to the Directors including, but not limited to, Board and committee meeting agendas, presentations and analyses, which are provided to the Directors. A Board Observer will not be entitled to any voting rights.

(c) If a majority of the Independent Directors determine that (i) it is in the best interests of the Company to appoint to the Board, in addition to the Directors appointed by the Synergy Group and the Kingsland Group pursuant to clause (i) and (ii) of Section 3.03(a), an individual to represent the interests of a significant holder or group of related holders of Capital Stock (other than the Synergy Group and the Kingsland Group), or (ii) the Company is required by law to appoint to the Board, in addition to the Directors appointed by the Synergy Group and the Kingsland Group pursuant to clause (i) and (ii) of this Section 3.03(a) any other individual; provided, in each case, that such individual shall qualify as an Independent Director (an individual to be appointed to the Board pursuant to clause (i) or (ii) of Section 3.03(c) is referred to herein as an “Additional Director”), then for so long as the majority of the Independent Directors determine that the Company should or must appoint an Additional Director, (A) the size of the Board shall be increased to accommodate such Additional Director, (B) the additional Board seat(s) created by the increase in the size of the Board shall be filled only by Additional Director(s), and (C) all Directors other than any Additional Directors shall continue to be nominated and appointed pursuant to clause (i) and (ii) of this Section 3.03(a).

Section 3.04 Frequency of Meetings.

(a) The Board shall meet no less frequently than quarterly (or other frequency as determined by the Board in its sole discretion), at such place and time as shall be determined by Majority Vote. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be agreed by Majority Vote), shall be called at the direction of the CEO or one or more Directors, and for reasonable cause shown (which is understood to include, without limitation, any meeting called by a Director to review any determination made by the Company pursuant to this Agreement), upon not less than five (5) Business Days’ notice given by or one or more Directors, the CEO, the President or the Secretary of the Company (which officers shall give such notice if properly directed to do so as aforesaid). Emergency meetings of the Board may be held at the offices of the Company (or such other place as shall be agreed by Majority Vote) upon not less than one (1) Business Day’s telephone notice specifying in reasonable detail the nature of such emergency (to be confirmed by written facsimile notice) by any Director, the CEO, the President or the Secretary of the Company.

(b) With respect to regular Board meetings, not later than five (5) Business Days before each such meeting, the Secretary shall deliver to each Director, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable Board meeting. Any Director that wishes to have any additional matter discussed at any such meeting shall give the Secretary of the Company and each other Director not later than two (2) Business Days prior to any such meeting, notice of each matter it so wishes to discuss.

Section 3.05 Nomination and Election of Directors. The Stockholders shall make the nominations to which they are entitled hereunder not later than 30 days prior to each annual meeting of the Company’s stockholders, and the Board shall be elected at such meeting or by unanimous written consent in accordance herewith. Except as set forth in Section 3.06(c), all of the Independent Directors shall be elected, together on a single unified slate, at each annual meeting of the Company’s stockholders.

Section 3.06 Removal of Directors; Vacancies.

(a) A Stockholder Group may at any time remove any Director designated or nominated by such Stockholder Group (other than an Independent Director) pursuant to Section 3.03 and Section 3.05, with or without cause. In the event that at any time after the effectiveness of this Agreement the number of Directors designated by a Stockholder Group differs from the number that such Stockholder Group has the right to designate, (i) if the number of such Directors exceeds the appropriate number, the Stockholder Group shall promptly take all appropriate action to cause to resign that number of Directors as is required to make the remaining number of Directors designated by such Stockholder Group conform to the provisions of this Agreement or (ii) if the number of such Directors is less than the appropriate number, the Board and the other Stockholder Group shall take all necessary action to create sufficient vacancies on the Board to permit the Stockholder Group to designate the full number of Directors which it is entitled to designate pursuant to the provisions of this Agreement.

(b) In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of either a Synergy Director or Kingsland Director such vacancy shall be filled by either Synergy or Kingsland, as the case may be, at its sole option. The Stockholders agree to vote their respective Common Stock for the election of any person so nominated to fill a vacancy on the Board. Any Director elected pursuant to this Section 3.06(b) shall serve until the next annual election of Directors.

(c) In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of an Independent Director (or non-approval of any nominated Independent Director), the Stockholder Group that initially nominated such Independent Director shall submit the name of a nominee to replace such Independent Director. Any such nominee for Independent Director shall be approved in accordance with Section 3.03(a)(i) and upon mutual agreement by the Stockholders, such nominee shall be appointed to the Board. Any Director appointed pursuant to this Section 3.06(c) shall serve until the next annual election of Directors.

Section 3.07 Approval Required.

(a) In general, a Majority Vote shall constitute an act of the Board. Notwithstanding the foregoing, but subject to Section 3.08, neither the Company nor any Material Subsidiary shall take any of the following actions without the approval of each of Kingsland and Synergy:

(i) materially modify, waive or repeal any material provision contained in its Charter Documents, unless required to comply with applicable law;

(ii) merge or consolidate the Company or any Material Subsidiary with, or sell, transfer or otherwise dispose of, all or substantially all of the assets of the Company or any Material Subsidiary, to any Third Party;

(iii) issue or Sell any voting Capital Stock of or other voting equity interest (or other security exercisable for or convertible into any voting Capital Stock or other voting equity interest) in the Company or any Subsidiary;

(iv) except as contemplated by the Business Plan and Budget, make any acquisition of assets or securities or an equity investment in a joint venture or partnership (x) related to the airline business or activities ancillary or related thereto in each case in an amount greater than (1) US$30.0 million in any single instance or (2) US$75.0 million in the aggregate during any fiscal year, or (y) not related to the airline business or activities ancillary or related thereto;

(v) except as contemplated by the Business Plan and Budget, make capital expenditures in excess of US$120.0 million in the aggregate during any fiscal year;

(vi) authorize, adopt, amend or modify the Business Plan and Budget;

(vii) enter into a Contract with a Stockholder, Director or an officer of the Company or a Family Member or Affiliate of any of the foregoing, whether for the performance of services or purchase of goods or property or the leasing of same or otherwise; and

(viii) issue a loan to a Stockholder, Director or an officer of the Company or a Family Member or Affiliate of any of the foregoing.

(b) Subject to Section 3.08, neither the Company nor any Material Subsidiary shall take any of the following actions without both a Majority Vote and the approval of a majority of the Independent Directors:

(i) acquire, repurchase or redeem any Capital Stock or other equity interest (or other security exercisable for or convertible into any Capital Stock or other equity interest) in the Company or any Subsidiary or (ii) issue or Sell any non-voting Capital Stock of or other non-voting equity interest (or other security exercisable for or convertible into any non-voting Capital Stock or other non-voting equity interest) in the Company or any Subsidiary;

(ii) unless required by law or a change in IFRS make any material change in accounting methods (other than (x) a change permitted by IFRS and recommended in writing by the Company’s external auditors or (y) a change recommended by management and unanimously approved by the Audit Committee of the Board);

(iii) commence any bankruptcy or insolvency proceeding;

(iv) dissolve or liquidate, or agree to dissolve or liquidate;

(v) execute a settlement agreement or confess a judgment, the result of which would be to cause the Company to pay over US$5.0 million to a Third Party;

(vi) commence any litigation for an amount in excess of US$5.0 million;

(vii) except as contemplated by the Business Plan and Budget, incur indebtedness for borrowed money (other than working capital debt incurred in the ordinary course of business), involving an aggregate annual amount greater than ten percent (10%) of the amount budgeted therefor in the Business Plan and Budget;

(viii) adopt or amend any stock option plan or other equity incentive plan, or implement any methodology or structure (including compensation ranges) for determining the compensation of the Senior Management and the vice presidents of the Company;

(ix) select or replace its independent auditors;

(x) except as contemplated by the Business Plan and Budget, enter into any material Contract outside the ordinary course of business (including the giving of any guaranty or indemnity) or of any long-term nature, in each case involving an aggregate annual payment greater than 0.3% of consolidated gross revenues of the Company for the most recent four consecutive fiscal quarters;

(xi) modify the Dividend Policy;

(xii) increase or decrease the size of the Board (other than an increase approved by a majority of the Independent Directors pursuant to Section 3.03(c));

(xiii) change the jurisdiction of organization of the Company; and

(xiv) terminate or relinquish any material governmental license, permit or concession obtained or held by the Company or any of its Material Subsidiaries.

(c) Prior to the Board’s considering or acting upon any Special Approval Matter at any Board meeting, and/or prior to the Company or the Board submitting any Special Approval Matter to a vote of the Company’s stockholders, as applicable, the Company shall send to each of Kingsland and Synergy a written notice requesting that each of them approve a Special Approval Matter (an “Approval Request”) (A) with respect to any Board meeting at which a Special Approval Matter is to be considered, at least fifteen (15) days before the date such Board meeting is scheduled to occur, or (B) with respect to any stockholders meeting at which a Special Approval Matter is to be considered, at least fifteen (15) days before the earlier of the date of such stockholders meeting and the date on which the notice of such stockholders meeting is sent to the Company’s stockholders. Any Approval Request shall be accompanied by any materials that will be presented to the Board or stockholders in respect of the subject Special Approval Matter(s). Subject to Section 3.08, unless Kingsland or Synergy, as applicable, delivers to the Company and each other Stockholder within fifteen (15) days following receipt of an Approval Request and prior to the applicable Board meeting or stockholders meeting, as the case may be, a written notice that Kingsland or Synergy, as applicable, disapproves a Special Approval Matter that is the subject of such Approval Request (a “Disapproval Notice;” and the date on which Kingsland delivers a Disapproval Notice to both the Company and Synergy is referred to herein as the “Delivery Date”), Kingsland or Synergy, as applicable, shall be deemed to have approved of such Special Approval Matter (as described in the particular Approval Request), provided that such Special Approval Matter is submitted to the Board and/or, if required, the Company’s stockholders, for their consideration and approval, and is approved by the Board and/or the Company’s stockholders, as applicable.

Section 3.08 Synergy Purchase Right.

(a) If the Company delivers to Kingsland an Approval Request with respect to a Special Approval Matter and Kingsland delivers to the Company and Synergy a Disapproval Notice, then at any time within fifteen (15) days following the Delivery Date, if Synergy determines that the Company should implement the proposed Special Approval Matter (notwithstanding the opposition of Kingsland), subject to Section 3.08(e), it shall send to Kingsland and the Company a written notice to that effect (the “Synergy Buyout Notice”; and the date on which Synergy delivers a Synergy Buyout Notice to both the Company and Kingsland is referred to herein as the “Buyout Notice Date”) which notice shall request that the Company submit such Special Approval Matter to the Board and/or, if required, the stockholders of the Company, for their consideration and approval and state Synergy’s intention, subject to this Section 3.08, to purchase from the Kingsland

Group the Buyout Shares on the terms set forth herein if such Board and/or stockholder approval is obtained. The Company shall comply with such request to call the applicable Board and/or stockholder meetings within five (5) days of receipt of the Synergy Buyout Notice (it being understood that the Synergy Directors will vote, and Synergy will vote its Capital Stock, in favor of such Special Approval Matter). For a period of twenty-one (21) days following the issuance of a Synergy Buyout Notice, (i) Synergy and Kingsland shall use their reasonable efforts to agree on the implementation of the Special Approval Matter through discussions by their representatives and (ii) to facilitate such discussions, Synergy and Kingsland shall solicit from the Independent Directors their non-binding recommendation regarding approval or disapproval of the Special Approval Matter. The Company shall request the Independent Directors to deliver their non-binding recommendation to Synergy and Kingsland as soon as practicable after being requested to do so, which recommendation shall be considered and discussed by Synergy and Kingsland. If (i) all necessary approvals of the Special Approval Matter are obtained from the Board and/or the stockholders of the Company and (ii) Synergy and Kingsland are not able to agree on the implementation of the Special Approval Matter on or prior to the later of (i) the date that is twenty-one (21) days after the date of the Synergy Buyout Notice and (ii) the third (3rd) Business Day following the last to occur of such Board and/or stockholder approvals (the “Buyout Determination Date”), then, subject to Section 3.08(e), the Synergy Buyout Notice shall become binding on Synergy and Kingsland, and Synergy shall proceed with the purchase of the Buyout Shares in accordance with and subject to Section 3.08(c); provided that, to the extent such necessary approval is not received from the Board and/or the stockholders of the Company within 60 days after the Buyout Notice Date (or such longer period as is necessary to get approval from any government, administrative or regulatory body having jurisdiction over such Board and/or stockholders approval), the Synergy Buyout Notice shall be deemed to be withdrawn, and the limitations on Synergy’s exercise of its buyout rights in the event of such withdrawal set forth in Section 3.08(d) shall not apply.

(b) For purposes of this Agreement, the term “Market Value of the Company” means the sum determined by multiplying (i) the weighted average price, rounded to two decimal places, of the closing price of the ADSs measured over the 60 trading days immediately preceding the Delivery Date, as reported on the NYSE, times (ii) a fraction, the numerator of which is the total number of shares of Common Stock and Preferred Stock of the Company outstanding on the Delivery Date and the denominator of which is the number of shares of Preferred Stock represented by each such ADS.

(c) Following the Buyout Determination Date (unless Synergy and Kingsland shall have agreed on the implementation of the applicable Special Approval Matter), Synergy shall purchase from the Kingsland Group 100 million shares of Common Stock or, if less, all shares of Common Stock then owned by the Kingsland Group (the “Buyout Shares”) at a price, payable in cash via wire transfer of immediately available U.S. dollars, equal to the Market Value of the Company multiplied by a fraction, the numerator of which is the number of Buyout Shares and the denominator of which is the total number of outstanding shares of Preferred Stock and Common Stock (the “Buyout Shares Value”), and further multiplied by 1.10 (the “Buyout Purchase Price”). Unless Kingsland notifies Synergy and the Company that it agrees with Synergy’s original position on the Special

Approval Matter on or prior to the Buyout Determination Date, Kingsland and Synergy shall cause the closing of the purchase of the Buyout Shares (the “Buyout Share Purchase Closing”) to take place as soon as reasonably practicable but in no event later than 180 days after the Buyout Notice Date (the “Buyout Share Purchase End Date”) unless otherwise mutually agreed by Kingsland and Synergy. Notwithstanding anything to the contrary set forth in this Section 3.08 or otherwise, (i) Synergy may withdraw the Synergy Buyout Notice and agree with Kingsland’s position on the Special Approval Matter at any time on or prior to the 120th day following the Buyout Notice Date and (ii) the Company shall not consummate the applicable Special Approval Matter unless either (1) Kingsland shall have notified Synergy and the Company that it agrees with Synergy’s original position on the Special Approval Matter or (2) Synergy shall have made payment of the Buyout Purchase Price to Kingsland in accordance with this Agreement. At the Buyout Share Purchase Closing, which shall take place not later than the Buyout Share Purchase End Date at a time, date and place designated by Synergy upon at least five (5) Business Days’ notice to Kingsland (such time and date, the “Buyout Closing Date;” and such notice of designation, the “Buyout Closing Notice”), the Kingsland Group shall surrender to Synergy any stock certificates representing the Buyout Shares, properly endorsed for transfer to Synergy or its designee, free and clear of any Encumbrances, against payment of the Buyout Purchase Price for the Buyout Shares, in cash via wire transfer of immediately available U.S. Dollars to an account or accounts designated by Kingsland not less than three (3) Business Days prior to the date of the Buyout Share Purchase Closing. If the Kingsland Group is not paid the Buyout Purchase Price on or before the Buyout Share Purchase End Date (a “Buyout Default”), then Synergy shall be obligated to pay to Kingsland an amount equal to ten percent (10%) of the Buyout Shares Value, payable in full in immediately available U.S. dollars, and upon such payment by Synergy, neither Synergy nor Kingsland shall be obligated to consummate the Buyout Share Purchase Closing; provided that it shall not be a Buyout Default if Kingsland fails to designate to Synergy the account(s) for the payment of the Buyout Purchase Price within two (2) Business Days following the date of delivery to Kingsland of the Buyout Closing Notice, in which event and at which time the Company shall be permitted to commence the consummation of such Special Approval Matter on the Buyout Closing Date.

(d) If in respect of any Special Approval Matter (i) Kingsland elects on or prior to the Buyout Determination Date to agree with Synergy’s original position on the Special Approval Matter and approve the Company’s implementation of the Special Approval Matter, then Kingsland shall not have the ability to exercise its approval rights pursuant to Section 3.07 with respect to the relevant Special Approval Matter during the twelve-month period following the date of the Synergy Buyout Notice, or (ii) Synergy withdraws the Synergy Buyout Notice in order to agree with Kingsland’s original position on the Special Approval Matter or delivers a Synergy Buyout Notice but fails to pay the Buyout Purchase Price on or before the Buyout Share Purchase End Date, then Synergy shall not have the right to exercise its rights pursuant to this Section 3.08 with respect to the relevant Special Approval Matter during the twelve-month period following the date of the Synergy Buyout Notice.

(e) A Special Approval Matter in respect of which Kingsland shall have delivered a Disapproval Notice shall not be implemented by the Company unless and until the earlier of such time as (i) the Company has been provided with evidence that the Buyout Purchase Price has been paid in full to Kingsland or (ii) Kingsland has notified the Company and Synergy of its election to agree with Synergy’s original position on the Special Approval Matter. If a disagreement arises with respect to the Special Approval Matter set forth in Section 3.07(a)(vi), each of the Stockholders shall cooperate in good faith to continue the operations of the Company and its Subsidiaries in the ordinary course of business and in accordance with the most recently approved Business Plan and Budget (the approval for which shall be automatically extended until a new Business Plan and Budget has been approved or deemed to have been approved by Kingsland and Synergy in accordance with Section 3.07 or Section 3.08, as applicable), and to minimize the impact of continuing to operate in accordance with the most recently approved Business Plan and Budget on the business and operations of the Company and its Subsidiaries.

Section 3.09 Officer Vacancies.

(a) In the event that any vacancy occurs in the office of the Chief Executive Officer (“CEO”) of the Company, the incumbent CEO of the Company (the “Incumbent CEO”) shall engage an internationally recognized search firm (other than the search firm that was engaged in connection with assessing the organization of the business resulting from the business combination of Aerovías del Continente Americano – Avianca S.A. and Grupo Taca Holdings Limited in 2010) to identify and recommend successor CEO candidates; provided that in the event there is no Incumbent CEO or in the judgment of a majority of the Independent Directors it would not be advisable for the Incumbent CEO to engage such search firm, such firm shall be selected by the Board and approved by a majority of the Independent Directors. The search firm shall be directed to recommend to the Board a slate of at least three (3) individuals to serve in such vacant CEO position; provided that to the extent (a) a slate of three (3) to (and including) five (5) individuals is recommended, each of Kingsland and Synergy shall have the right to remove any one (1) individual from such slate, and (c) to the extent a slate of six (6) or more individuals is recommended, each of Kingsland and Synergy shall have the right to remove up to one-third (1/3) of the individuals from such slate. The remaining slate of candidates (following any removal of candidates by Kingsland or Synergy) shall be presented to and interviewed by the full Board, which shall select from among such candidates by a Majority Vote a successor CEO (the “Successor Designation”). As promptly as practicable following any Successor Designation, the Board shall take all actions as may be necessary pursuant to and in accordance with applicable Law and the governing documents of the Company to appoint the successor CEO.

(b) In the event that any vacancy occurs in the office of the Chief Financial Officer (“CFO”) of the Company, the Incumbent CEO shall identify and recommend successor CFO candidates. The Incumbent CEO shall recommend a slate of at least three (3) individuals to serve in such vacant CFO position; provided that to the extent (a) a slate of three (3) to (and including) five (5) individuals is recommended, each of Kingsland and Synergy shall have the right to remove any one (1) individual from such slate, and (c) to the extent a slate of six (6) or more individuals is recommended, each of Kingsland and Synergy shall have the right to remove up to one-third (1/3) of the individuals from such slate. The Incumbent CEO shall then identify from the remaining slate of candidates

(following any removal of candidates by Kingsland or Synergy) one (1) individual to be recommended to the Human Resource committee of the Board (the “HR Committee”) for such vacant CFO position. If the HR Committee approves and recommends such individual to the full Board for approval, then, subject to Board’s approval of such individual, the Board shall take all actions as may be necessary pursuant to and in accordance with applicable Law and the governing documents of the Company to appoint such individual as the successor CFO.

Section 3.10 Termination of Certain Rights.

(a) At the time the Synergy Group owns more than four (4) times the amount of Common Stock as the Kingsland Group owns and the Kingsland Group owns less than 16.5% of the outstanding Common Stock, Kingsland’s rights to approve the Special Approval Matter set forth in paragraphs (iv) and (vi) of Section 3.07(a) that require the approval of Kingsland and Synergy, paragraphs (iii) through (xi) and (xiv) of Section 3.07(b) that require the approval of a majority of the Independent Directors, and the references to Material Subsidiaries in the remaining Special Approval Matters, shall automatically terminate.

(b) At the time the Synergy Group owns more than five and one half (5.5) times the amount of Common Stock as the Kingsland Group owns, the provisions of Section 3.03 (other than Section 3.03(a)(iv)), and Sections 3.05, 3.06, 3.07 and 3.09 shall automatically terminate.

(c) For the avoidance of doubt, Kingsland’s rights to approve the Special Approval Matters set forth in Section 3.07(a) shall automatically terminate upon the payment of the Buyout Purchase Price in accordance with Section 3.08(c).

ARTICLE IV

TRANSFER OF SHARES

Section 4.01 Legends. The Company shall affix to each certificate evidencing Common Stock issued to the Stockholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A JOINT ACTION AGREEMENT DATED AS OF SEPTEMBER 11, 2013, AS IT MAY BE AMENDED OR RESTATED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

Section 4.02 Certain Restrictions on Sale and Encumbrance. Notwithstanding anything to the contrary set forth in this Agreement, including but not limited to this Article IV, no Stockholder shall, or shall permit any of its Affiliates or Beneficial Owners to, under any circumstance, directly or indirectly (including, without limitation, through the Sale or other transfer of securities of any Person that is a Beneficial Owner of or Controls any Person that is a Beneficial Owner of such securities) make, solicit or permit any Sale, transfer, assignment or other disposition of any Capital Stock Beneficially Owned by such Stockholder, Affiliate or Beneficial Owner to a Non-Permitted Holder. The provisions of this Section 4.02 shall not apply to any open market sale on any an established U.S. or foreign securities exchange or automated quotation system on which the Capital Stock is listed or quoted; provided that the relevant Stockholder or its Affiliates or Beneficial Owners acts in good faith without any intention to circumvent the provisions of this Section 4.02 and has no knowledge that the purchaser in such open market sale is or is likely to be a Non-Permitted Holder or acting in concert with, or as a part of a group that includes, any Non-Permitted Holder.

Section 4.03 Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Capital Stock shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company or under this Agreement, and the Company shall not give any effect in the Company’s stock records to such attempted Sale or Encumbrance.

Section 4.04 Tag-Along Right

(a) In the event that Synergy intends to effect a transaction that would constitute a Synergy Change in Control (a “Synergy Change in Control Transaction”), Synergy shall provide to Kingsland written notice of its intention to enter into such Synergy Change in Control Transaction which notice shall set forth the name and address of the Person with whom Synergy is entering into such Synergy Change in Control Transaction (the “Synergy Buyer”) and the value ascribed for the shares of Common Stock in connection with such Synergy Change in Control Transaction. Upon receipt of such notice, Kingsland shall have thirty (30) days to irrevocably elect to sell all but not less than all of the Kingsland Group’s shares of Common Stock (the “Tag-Along Shares”) to the Synergy Buyer or, if the Synergy Buyer fails to purchase such shares, Synergy. Failure by Kingsland to make an election pursuant to this Section 4.04(a) within the 30-day election period shall constitute an election to decline to sell pursuant to this Section 4.04(a). If Kingsland elects not to sell the Tag-Along Shares pursuant to this Section 4.04(a), the Synergy Buyer shall be required to execute and deliver an Accession Agreement that has the effect of making this Agreement a legal, valid and binding obligation of the Synergy Buyer enforceable against it in accordance with its terms. If Kingsland elects to sell the Tag-Along Shares pursuant to this Section 4.04(a) (the date on which Kingsland delivers notice to Synergy of such election, the “Kingsland Election Date”), (i) Synergy shall cause the Synergy Buyer to purchase all of the Tag-Along Shares at the closing of the Synergy Change in Control Transaction and if the Synergy Buyer fails to do so and the closing of the Synergy Change in Control Transaction occurs, then Synergy (or, if the reason that the purchase of the Tag-Along Shares has not been completed is due to the ongoing valuation procedures in accordance with Section 4.04(b)(ii), the Synergy Buyer if the Synergy Buyer confirms in writing its obligation to make such purchase in accordance with this Section 4.04) shall be obligated to purchase the Tag-Along Shares, and (ii) the Kingsland Group shall take all lawful action reasonably requested by the Synergy Buyer to complete the

Sale contemplated by the Synergy Change in Control Transaction, including, without limitation, the surrender to the Synergy Buyer of any stock certificates representing such shares properly endorsed for transfer to the Synergy Buyer against payment of the sale price for such shares, and if so reasonably requested by the Synergy Buyer, the execution of all sale and other agreements in the form requested; provided that the Kingsland Group shall not be required to make any representation, warranty, or commitment in any such agreement except representations and warranties as to their power and authority to transfer such shares free and clear of all liens and encumbrances, their unencumbered title to such shares, and the absence of any litigation, laws or agreements which would impede the transfer of such shares. The consideration to be paid to the Kingsland Group by either the Synergy Buyer or Synergy for the Tag-Along Shares pursuant to a transaction contemplated by this Section 4.04(a), shall be equal to Tag-Along Price (as defined in Section 4.04(b)). If the Synergy Change in Control Transaction does not close, the notice provided pursuant to this Section 4.04(a) shall be deemed to have been withdrawn and the obligation to comply with this Section 4.04(a) shall continue in effect.

(b) For purposes of this Section 4.04,

(i) the term “Tag-Along Price” means (x) to the extent the Synergy Change in Control Transaction involves only equity securities of the Company, Kingsland’s pro rata portion of the amount paid or proposed to be paid for such equity securities based on Kingsland’s shares of Common Stock (on a fully-diluted basis) relative to all outstanding shares of Capital Stock (on a fully-diluted basis), or (y) to the extent the Synergy Change in Control Transaction does not involve only equity securities of the Company, the value per share of Common Stock, determined on the basis of the amount paid or proposed to be paid for the assets or equity securities of Synergy or other Person(s) involved in the Synergy Change in Control Transaction either (A) by agreement between Synergy and Kingsland within fifteen (15) days after the date Kingsland elects to sell the Tag-Along Shares pursuant to Section 4.04(a) or (B) by utilizing the Fair Value of the Company; and

(ii) the term “Fair Value of the Company” means the value of the Company determined in accordance with the procedure set forth in Section 4.04(c).

(c) In the event that Synergy and Kingsland are unable to agree on the Tag-Along Price within fifteen (15) days after the Kingsland Election Date pursuant to Section 4.04(b)(i)(y)(A), the parties shall proceed to determine the “Fair Value of the Company” as of the date of notice of the Synergy Change in Control Transaction in accordance with the following procedures:

(i) Synergy and Kingsland shall (x) attempt to mutually agree on a single internationally recognized investment banking or valuation firm (the “Mutual Appraiser”), and if they are unable to do so prior to the twentieth (20th) Business Day after the Kingsland Election Date, each of Synergy and Kingsland shall (y) appoint its own internationally recognized investment banking or valuation firm (each an “Initial Appraiser”, and together, the “Initial Appraisers”).

(ii) Within thirty (30) days after it becomes necessary to determine the Fair Value of the Company (the “Initial Valuation Date”), the Mutual Appraiser (if appointed) or each of the Initial Appraisers, as applicable, shall deliver its fair value determination to each of Kingsland and Synergy. For purposes of this Agreement, the Fair Value of the Company shall be determined as follows: (x) by the Mutual Appraiser (if appointed) or (y) if the Initial Appraisers are appointed then (A) the fair value of the Company determined by the Initial Appraisers, if the fair value amounts so determined by them are the same, or (B) if the fair value amounts determined by the Initial Appraisers are not the same, an amount equal to the quotient of: (i) the sum of the fair value amounts determined by the Initial Appraisers, divided by (ii) two (2); provided that if the fair value amounts as determined by the Initial Appraisers are different and the difference between the two valuations is greater than ten percent (10%) of the lower of the two valuation amounts, then: (1) within five (5) Business Days after the Initial Valuation Date, the Initial Appraisers shall jointly select one of the top ten investment banking or valuation firms as set forth on Bloomberg’s latest league table list (the “Bloomberg League Table”) of such firms (the “Final Appraiser”) to determine which of the Initial Appraisers properly determined the fair value of the Company; (2) the Company shall engage the Final Appraiser within ten (10) Business Days after such selection; (3) within thirty (30) days after the Final Appraiser is engaged by the Company, the Final Appraiser shall notify Kingsland and Synergy of its determination of which Initial Appraiser properly determined the Fair Value of the Company; and (4) the fair value amount determined by the Initial Appraiser selected by the Final Appraiser as having properly determined such fair value amount shall constitute the Fair Value of the Company.

(iii) For purposes of determining the Fair Value of the Company, each Appraiser shall be instructed (x) that the Fair Value of the Company shall not exceed the total amount paid in connection with the Synergy Change in Control Transaction, (y) to employ such valuation techniques as are customarily used by investment banks or valuation firms in performing independent valuations in transactions involving the sale of the entire equity interest in a company, including, without limitation: (A) discounted cash flows, (B) publicly available terms of sale transactions involving companies comparable to the companies involved, including the Company, and the consideration paid in such transactions, (C) to the extent publicly available, valuation multiples on comparable companies and other conventional metrics, and (D) if the capital stock of any of the companies involved, including the Company, is listed for trading on a U.S. or foreign stock exchange or quoted on a U.S. or foreign recognized automated quotation or over-the-counter trading system, the historic and current trading price of such capital stock on such exchange, over-the-counter or automated quotation system on which such capital stock is listed or traded, and (z) that it may take into account the value of any other assets being acquired by the Synergy Buyer in the Synergy Change of Control Transaction. Each Appraiser shall use the same valuation techniques as each other Appraiser. The Company shall provide the Appraisers appointed hereunder with equal time and access to the books and records of the Company, and Synergy shall use its reasonable best efforts to provide the Appraisers appointed hereunder with equal time and access to the books and records of the other companies involved in the Synergy Change of Control Transaction, including but not limited to all financial and accounting information reasonably necessary to conduct such valuation. The fees and expenses of the Mutual Appraiser (if appointed) and both Initial Appraisers shall be borne by the Company. If a Final Appraiser is appointed, the fees and expenses of the Final Appraiser shall be borne solely by (i) Synergy, if the Final Appraiser determines that the Initial Appraiser appointed by Kingsland properly determined the Fair Value of the Company or (ii) Kingsland, if the Final Appraiser determines that Initial Appraiser appointed by Synergy properly determined the Fair Value of the Company.

ARTICLE V

ANNUAL BUSINESS PLAN AND BUDGET

Section 5.01 Annual Business Plan and Budget. The Company shall conduct the Business in accordance with the Business Plan and Budget. The Board shall review a Business Plan and Budget for each fiscal year not less than 30 days prior to the beginning of such fiscal year which Business Plan and Budget shall be approved, subject to Section 3.07, no less than fifteen (15) days prior to the beginning of the following fiscal year and updated by the Board no less frequently than quarterly to take into consideration changing market conditions. The Business Plan and Budget must:

(a) give the Directors, to the extent possible, a true and fair view of the current and anticipated future financial position of the Company;

(b) set out in detail particulars of the Company’s proposed business strategy, business activities, marketing plans, sales targets, expected revenues and expenditures, financing plans including proposed debt and equity funding, timeline for implementation, staff requirements, and other relevant matters affecting or in relation to the Business during the current and next fiscal year; and

(c) contain a forecast comprised of (i) a statement of financial performance for the fiscal year, (ii) a statement of financial position as at the end of the fiscal year and (iii) a statement of cash flows including a detail of the capital expenditures for such fiscal year.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Certain Transferees to Execute Agreement.

(a) Each Stockholder agrees that it will not, during the term of this Agreement, directly or indirectly, make any Sale with respect to any shares of Common Stock Beneficially Owned by such Stockholder to any Permitted Transferee, unless prior to the consummation of any such Sale, the Permitted Transferees to whom such Sale is proposed to be made executes and delivers to the Company and each other Stockholder an Accession Agreement in the form attached hereto as Exhibit A (the “Accession Agreement”). Upon the execution and delivery by such Permitted Transferee of such an Accession Agreement, this Agreement shall be amended to reflect the addition of such Permitted Transferee and any other changes in the ownership of Common Stock, and such Permitted Transferee shall be deemed a “Stockholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Stockholder under this Agreement, in each case with respect to the Common Stock owned by such Permitted Transferee.

(b) All rights hereunder exercisable by the Synergy Group or any member thereof shall be exercised by Synergy on behalf all members of the Synergy Group, and each Permitted Transferee of the Synergy Group shall in its Accession Agreement irrevocably constitute and appoint Synergy as his or its attorney-in-fact and agent in connection with the transactions contemplated by this Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of such Permitted Transferee. Without limiting the foregoing, Synergy shall have the power and authority on behalf of each member of the Synergy Group to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to this Agreement deemed by Synergy in its sole discretion to be necessary or appropriate.

(c) All rights hereunder exercisable by the Kingsland Group or any member thereof shall be exercised by Kingsland on behalf all members of the Kingsland Group, and each Permitted Transferee of the Kingsland Group shall in its Accession Agreement irrevocably constitute and appoint Kingsland as his or its attorney-in-fact and agent in connection with the transactions contemplated by this Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of such Permitted Transferee. Without limiting the foregoing, Kingsland shall have the power and authority on behalf of each member of the Kingsland Group to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to this Agreement deemed by Kingsland in its sole discretion to be necessary or appropriate.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Termination. This Agreement shall terminate only:

(a) by virtue of a written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder;

(b) at such time as the Kingsland Group owns less than 3% of the then outstanding Common Stock; provided that following such termination Kingsland shall retain its right to appoint Roberto Kriete as a Director so long as the Kingsland Group owns more than 1% of the outstanding Common Stock; or

(c) upon a Kingsland Change of Control;

provided that no termination of this Agreement pursuant to paragraph (a), (b) or (c) above shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination and provided further that Sections 7.01, 7.02, and Section 7.04 through Section 7.16 shall survive the termination of this Agreement.

Section 7.02 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed received by a party when (a) delivered to the appropriate address by hand or by internationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile (with oral confirmation of receipt), in each case to the addresses and facsimile numbers and marked to the attention of the person (by name and title) designated on Schedule II hereto (or to such other address, facsimile number, email address or person as a party may designate by notice to the other parties). The sender of the notice shall also send a copy of all notices, consents, waivers and other communications required or permitted by this Agreement to the parties’ legal representatives set forth on Schedule II hereto which copies shall not be deemed to be notice for purposes of this Agreement and such communication shall be sent to the facsimile number and the email address of such legal representative.

Section 7.03 Public Announcements. Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties hereto, and the parties hereto shall cooperate as to the timing and contents of any such press release or public announcement.

Section 7.04 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 7.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 7.06 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. For purposes of this Agreement, “US$” and “Dollars” are also deemed to mean the equivalent thereof in other currencies.

Section 7.07 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.08.

Section 7.09 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 7.10 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Dispute Resolution. Any Dispute arising out of or in connection with this Agreement between or among the parties hereto shall be resolved in accordance with this Section 7.10. In the event of a Dispute, the parties shall exercise commercially reasonable efforts to resolve the matter amicably. If a party gives the other parties notice that a Dispute has arisen (a “Dispute Notice”) and the parties are unable to resolve the Dispute within thirty (30) days of such notice, then (i) if any of the disputing parties is not a natural Person, the Dispute shall be referred to the management officers of each of the disputing parties who is not a natural Person; (ii) if the Dispute has been referred to the management officers of the disputing parties who are not natural Persons and such management officers, together with any disputing parties who are natural Persons, are unable to resolve the Dispute within fifteen (15) days of such referral, then the Dispute shall be referred to the senior executives of each of the disputing parties who is not a natural Person; and (iii) if the Dispute has been referred to the senior executives of the disputing parties who are not natural Persons and such management officers, together with any disputing parties who are natural Persons, are unable to resolve the Dispute within fifteen (15) days of such referral, then the Dispute shall be referred to the stockholders of each of the disputing parties who is not a natural Person for which purposes they shall appoint a designee to resolve the Dispute. The parties shall not resort to the courts of the State of New York to resolve the Dispute, until at least thirty (30) days after the referral of the Dispute to the stockholders.

(c) Consent to Jurisdiction. Any action or proceeding against the Stockholders relating to this Agreement may be brought and enforced in the federal courts of the United States for the Southern District of New York, and each Stockholder hereby irrevocably submits to the jurisdiction of such court in respect of any such action or proceeding. So long as a Stockholder has any obligations under this Agreement, such Stockholder will maintain a duly appointed agent in New York City for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

(i) Each Stockholder irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or thereafter have to the laying of venue of any such action or proceeding in the federal courts of the United States for the Southern District of New York located in the city of New York, Borough of Manhattan, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii) Each Stockholder further irrevocably waives, to the fullest extent permitted by applicable Law, any claim that any action or proceeding commenced by another Stockholder in New York relating to this Agreement should be dismissed or stayed by reason, or pending the resolution of, any action or proceeding commenced by such Stockholder (other than in a court referred to in Section 7.10(c)) relating to this Agreement, whether or not commenced earlier. To the fullest extent permitted by applicable Law, each Stockholder shall take all measures necessary for any such action or proceeding commenced by any other Stockholder in New York to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by such Stockholder in another jurisdiction. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iii) Each party hereto irrevocably waives any right it may now or hereafter have to a trial by jury in respect of this Agreement.

Section 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 7.12 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.13 Amendments and Waivers; Assignment.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Synergy and Kingsland (acting on behalf of the Synergy Group and Kingsland Group, respectively, pursuant to Section 6.01(b) and (c), as the case may be) and the Company or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) This Agreement, and the rights or obligations hereunder, shall not be directly or indirectly assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party). For the avoidance of doubt, none of the rights or obligations hereunder may be directly or indirectly transferred, by a Sale or otherwise, to any Person other than to a Permitted Transferee.

Section 7.14 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.15 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 7.16 Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any Dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 7.17 Stockholders. This Agreement shall be considered to be a “shareholders agreement” for purposes of the Corporation Law of Panama, Law 32 of February 26, 1927 and other applicable law of the Republic of Panamá, and references herein to the “Stockholders” shall be deemed to be references to “shareholders” of the Company for such purposes.

Section 7.18 Effectiveness. This Agreement shall become effective on the date of consummation of a Qualified Offering, which for the avoidance of doubt shall include the Proposed US IPO, and until such time the Current Stockholders’ Agreement shall remain in full force and effect in accordance with its terms.

[the remainder of this page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

AVIANCA HOLDINGS S.A.

By:	/s/ Fabio Villegas Ramirez
Name: Fabio Villegas Ramirez
Title: Chief Executive Officer

[Signature Page to Joint Action Agreement]

KINGSLAND HOLDINGS LIMITED

By:	/s/ German Efromovich
Name: German Efromovich
Title: Authorized Representative

[Signature Page to Joint Action Agreement]

SYNERGY AEROSPACE CORP.

By:	/s/ Robert Kriete
Name: Robert Kriete
Title: Chairman

[Signature Page to Joint Action Agreement]

SCHEDULE I – Ownership of Common Stock

Name of Stockholder	Number of Shares	% Outstanding
Synergy Group
Synergy Aerospace Corp.	521,000,000	70.3%
Kingsland Group
Kingsland Holdings Limited.	214,800,000	29.0%
Other Stockholders
Alfredo Daniel Ratti Vásquez	2,800,000	0.4%
Joaquin Alberto Palomo	2,800,000	0.4%

SCHEDULE II – Addresses for Notices

Synergy Group

c/o Synergy Group Corp.

Prof.ª Heloísa Carneiro, 21

CEP 04630-050 – São Paulo – SP

Attention:	Raul Campos Rua
Germán Efromovich
José Efromovich
Marcela Quental

Phone: (55) 11 3797-5005

Fax: (55) 11-3797-5063

E-mail: raul.campos@synergygroupcorp.com

E-mail: efromovich@avianca.com.br

E-mail: jefromovich@synergygroupcorp.com

E-mail: marcela.quental@synergygroupcorp.com

Legal Representatives of Synergy Group

Gómez-Pinzón Zuleta Abogados S.A.

Calle 67 No. 7-35 Oficina 1204

Bogota, Colombia

Attention: Andrés Hoyos

Tel.: (571) 319 2900

Facsimile: (571) 321 0295

Email: ahoyos@gpzlegal.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Caroline Gottschalk

Telephone: (212) 455-3523

Facsimile: (212) 455-2502

Email: cgottschalk@stblaw.com

Kingsland Group

Kingsland Holdings Limited

c/o The Winterbotham Trust Company Limited

Winterbotham Place

Marlborough and Queen Streets

Nassau, Commonwealth of the Bahamas

Attention: WND Limited

Facsimile: (242) 356-9432

With copies to:

Roberto Kriete

c/o Taca International Airlines, S.A.

Avenida El Espino y Boulevard Sur

Santa Elena, Antiguo Cuscatlán

La Libertad, El Salvador

Fax: (503) 2247-2006

Email: Roberto.Kriete@avianca.com

Rodrigo Salcedo

Caoba Capital

Boulevard El Hipódromo #103

Colonia San Benito, El Salvador

Fax: (503) 2267-2770

Email: rsalcedo@caobacapital.com

Legal Representative of Kingsland Group

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Miami, Florida 33131

Attention: Kenneth Hoffman

Telephone: (305) 579-0809

Facsimile: (305) 961-5809

Email: hoffmank@gtlaw.com

Avianca Holdings S.A.

c/o ICAZA, GONZALEZ-RUIZ & ALEMAN

Calle Aquilino de la Guardia No. 8

Ciudad de Panamá,

República de Panamá

Facsimile: (507) 269-4891

Attention: Roberto Alemán

Email: robertoa@icazalaw.com

With a copy to:

Avianca Holdings S.A.

Calle 26 No. 59-15 Bogotá, Colombia

Telephone: (571) 5877700

Facsimile: (571) 4235500

Attention: Fabio Villegas

Email: fabio.villegas@avianca.com

Exhibit A to Joint Action Agreement

FORM OF ACCESSION AGREEMENT

The undersigned is executing and delivering this Accession Agreement pursuant to the Joint Action Agreement by and among Avianca Holdings S.A. (the “Company”), Kingsland Holdings Limited, Synergy Aerospace Corp. and the other stockholders of the Company dated as of September 11, 2013 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Joint Action Agreement”). Capitalized terms used but not defined in this Accession Agreement shall have the respective meanings ascribed to them in the Joint Action Agreement.

By executing and delivering this Accession Agreement to the Joint Action Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Joint Action Agreement as a Stockholder. In connection therewith, effective as of the date hereof the undersigned hereby makes the representations and warranties contained in the Joint Action Agreement. The undersigned hereby irrevocably: (i) agrees that all rights under the Joint Action Agreement exercisable by the [Kingsland Group] [Synergy Group] or any member thereof (including the undersigned) shall be exercised solely by [Kingsland] [Synergy] on behalf of all members of the [Kingsland Group] [Synergy Group], (ii) appoints [Kingsland] [Synergy] its attorney-in-fact and agent in connection with all transactions contemplated by the Joint Action Agreement, such power to be irrevocable and coupled with an interest and not affected by the death, incapacity, illness or other inability to act of the undersigned, (iii) agrees [Kingsland] [Synergy] shall have the power and authority on behalf of each member of the [Kingsland Group] [Synergy Group] (including the undersigned) to give any and all notices, consents, approvals or waivers, and to make or agree to make any and all amendments or modifications to the Joint Action Agreement deemed by [Kingsland] [Synergy] in its sole discretion to be necessary or appropriate and (iv) agrees to bind itself to the [Kingsland Group] [Synergy Group] in all respects under the Joint Action Agreement.

Accordingly, the undersigned has executed and delivered this Accession Agreement as of the      day of                     , 2          .

Signature of Stockholder